Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal 2010 Financial Results
Monday, February 14, 2011 4:45 pm EDT

Company Reports Record Revenue and Earnings for Fiscal 2010

HAYWARD, Calif., February 14, 2011 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the fourth quarter of fiscal year 2010 ended December 31, 2010.  Revenue for the fourth quarter was $120.3 million, an increase of 1.5% from the third quarter 2010 and an increase of 65.3% from the same period a year ago.  Gross margin for the fourth quarter was 12.3%, compared to 14.5% for the third quarter 2010 and 11.6% for the same period a year ago. The company recorded net income of $3.9 million, or $0.17 per share, compared to net income of $6.7 million, or $0.29 per share, for the third quarter 2010 and net income of $2.5 million, or $0.11 per share, for the fourth quarter of 2009.  Net income for the fourth quarter 2010 included one-time employment related cash charges of $400,000.

Cash at the end of the fourth quarter 2010 was $34.7 million, an increase of $6.9 million from the prior quarter.  Net inventory was $59.3 million at the end of the fourth quarter, a decrease of $4.8 million from the prior quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “In the fourth quarter of 2010 UCT again set an all-time record for revenue, however, our gross margins were lower than anticipated and remain a key focus of the company.  Our tax rate of 31% for the fourth quarter was unfavorably impacted by California legislation enacted in October which increased our effective tax rate for the quarter. The impact of this tax rate change was $730,000 in tax expense, or $0.03 per share. Moving ahead to the first quarter of 2011 we anticipate a continued increase in overall demand as well as continued progress in penetrating the HB-LED market”.

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the first quarter 2011 is $119 million to $124 million, with earnings per share in the range of $0.19 to $0.23. We are forecasting a tax rate of 28%”.

Ultra Clean will conduct a conference call today, Monday, February 14, 2011, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replay is 40880314 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our first quarter 2011 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 1, 2010 and quarterly report on Form 10-Q for the quarter ended October 1, 2010, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the twelve months ended

	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010
Sales	$120,303	$72,781	$443,134	$159,757

Cost of goods sold	105,532	64,324	383,993	151,741

Gross profit	14,771	8,457	59,141	8,016

Operating expenses:
Research and development	1,536	777	5,487	3,212
Sales and marketing	1,959	1,471	6,887	4,693
General and administrative	5,516	4,077	21,290	16,186
Total operating expenses	9,011	6,325	33,664	24,091

Income (loss) from operations	5,760	2,132	25,477	(16,075)

Interest and other income (expense), net	(131)	(179)	(667)	(791)

Income (loss) before income taxes	5,629	1,953	24,810	(16,866)

Income tax provision (benefit)	1,733	(542)	4,713	3,160

Net income (loss)	$3,896	$2,495	$20,097	$(20,026)

Net income (loss) per share:
Basic	$0.18	$0.12	$0.92	$(0.94)
Diluted	$0.17	$0.11	$0.87	$(0.94)

Shares used in computing
net income (loss) per share:
Basic	22,051	21,438	21,799	21,403
Diluted	23,030	22,630	22,975	21,403

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31,	January 1,
ASSETS	2010	2010

Current assets:
Cash and cash equivalents	$34,654	$26,697
Accounts receivable	54,589	34,787
Inventory	59,288	46,976
Prepaid expenses and other	5,935	6,005
Total current assets	154,466	114,465

Equipment and leasehold improvements, net	8,971	7,450
Purchased intangibles, net	8,987	8,987
Other non-current assets	571	408
Total assets	$172,995	$131,310

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$4,110	$2,008
Accounts payable	45,957	46,098
Other current liabilities	7,654	4,948
Total current liabilities	57,721	53,054

Bank debt and other long-term liabilities	27,765	17,077
Total liabilities	85,486	70,131

Stockholders' equity:
Common stock	99,459	93,226
Accumulated deficit	(11,950)	(32,047)
Total stockholders' equity	87,509	61,179
Total liabilities and stockholders' equity	$172,995	$131,310